Exhibit 23.2

Tel: +91 80 6811 1600 www.bdo.in	SV Tower, No. 27, Floor 4 80 Feet Road, 6th Block, Koramangala Bengaluru 560095, INDIA

Consent of Independent Registered Public Accounting Firm

DigiAsia Bios Pte Ltd.,

Raffles Place, Singapore

We hereby consent to the use in this Registration Statement on Amendment No. 7 to Form F-4 of Stonebridge Acquisition Corporation of our report dated June 23, 2023 relating to the consolidated financial statements of DigiAsia Bios Pte Ltd., which appears in this Registration Statement.

We also consent to the reference to us under the caption “Experts” in the Registration Statement.

/s/ BDO India LLP

BDO INDIA LLP

Mumbai, India November 17, 2023

BDO India LLP, an Indian limited liability partnership firm, is a member of BDO International Limited, a UK company limited by guarantee, and forms part of the international BDO network of independent member firms.